EXHIBIT 10.1

[DATE]

[NAME & ADDRESS]

RE:     NOTICE OF GRANT

Dear ______________________:

Pursuant to the terms and conditions of the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”) and the attached Award Agreement, you have been granted a Restricted Stock Award for ______________ shares of stock as outlined below.

Granted To:        ______________________

Grant Date:        ______________________

Granted:            ______________________

Per Share Value of
Award on Grant Date:    $______________

Vesting Schedule:        ______________________

By your signature below, you and Regions agree that this Award is granted under and governed by the terms and conditions of the Plan, the Award Agreement and this Notice of Grant.

Signed:_______________________________________________________ Date:___________

Please sign one copy of this document and return it to Regions Executive Compensation Department in the enclosed pre-addressed postage paid envelope.

Attachment:    Award Agreement

EXHIBIT 10.1

PERSONAL & CONFIDENTIAL
RESTRICTED STOCK AWARD AGREEMENT
Under the
REGIONS FINANCIAL CORPORATION 2015 LONG TERM INCENTIVE PLAN
_____________________________________________________________________________________________________

You have been granted an award of Restricted Stock (the “Restricted Stock” or “Award”) under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference. The number of shares of Restricted Stock that have been granted and the date on which they become exercisable (i.e., “vest”) are set forth in the attached Notice of Grant.

This grant is made pursuant to a uniform plan of compensation for Non-Employee Directors. The Plan, the Notice of Grant and this document set forth the terms and conditions of your Award. This document constitutes the Award Agreement required by the Plan. You should retain it for future reference. References to defined terms in the Plan are capitalized in this Award Agreement. The prospectus for the Plan and the Plan document provide helpful information related to this Award. These documents and other information concerning your Award are available on the Shareworks site at www.solium.com/login. In the event of any conflict or inconsistency among the provisions of this Award Agreement, the Notice of Grant or the Plan, the terms and conditions of this Award Agreement will control.

Unless you choose to include the value of this Award in your current year tax return, there are no current year tax implications of this grant. If you include the value of this Award in your current tax return, you must file a special election, called a “Section 83(b) election,” with the IRS within 30 days after the date this Award is granted to you. If you are considering making an election, you should consult your tax advisor. You must promptly notify the Company of any Section 83(b) election that you make.

During the Restricted Period, your Restricted Stock will be held in the Plan in book-entry form, though you will be the beneficial owner of the stock. You may request a stock certificate for vested shares after the restrictions lapse. During the Restricted Period and until the shares of Restricted Stock vest or are forfeited, as the case may be, you will have the right to vote these shares. However, any dividends declared on the shares will be paid at the time the Restricted Stock vests. If at the end of the Restricted Period, you are still an active Board member of Regions, the restrictions will lapse and the vested number of shares will be released and dividends paid to you as provided in the Plan, this Award Agreement and the Notice of Grant.

If your service on the Board ceases during the Restricted Period due to death or Disability, any restrictions imposed upon your Restricted Stock will lapse and dividends will be paid. If during the Restricted Period your service on the Board ceases without Cause within 24 months following the occurrence of a Change in Control, the time lapse conditions for vesting of the Restricted Stock will be deemed to have been satisfied and dividends will be paid as of the date your service ceases. If during the Restricted Period your service on the Board ceases for any other reason, your Restricted Stock and accrued dividends will be forfeited as of the date your service ceases.

Notwithstanding anything in this Award Agreement, the Plan or the Notice of Grant to the contrary, in no event will the Restricted Stock or applicable dividends under this Award vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable laws and regulations.

By signing the Notice of Grant for this Award, you agree and acknowledge that you accept the grant of this Award on the terms and conditions set forth in this Award Agreement, the Plan and the Notice of Grant. You further agree and acknowledge as follows: (1) that this Award Agreement, the Notice of Grant and the Plan set forth the entire agreement between you and Regions relating to the subject matter herein and supersede and replace all prior agreements and understandings with respect to such subject matter; (2) that you and Regions have made no agreements, representations or warranties relating to the subject matter of this Award Agreement that are not set forth herein; (3) that no provision of this Award Agreement or the Notice of Grant may be amended, modified or waived unless any such amendment, modification or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing by an authorized officer of the Company; and (4) that this Award Agreement is binding on the Company’s successors and assigns.

Thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

/s/ Grayson Hall

O. B. Grayson Hall, Jr.
Chairman, President and Chief Executive Officer